UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2010
Date of Report (Date of earliest event reported)
Adventure Energy, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-154799	26-2317506
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

33 6th Street South, Suite 600 St. Petersburg, FL 33701
(Address of principal executive offices)

(727) 824-2800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

On March 19, 2010 Adventure Energy, Inc. (the  “Company”) held a special meeting of its shareholders.  The meeting was held to vote on the following proposals set forth below (the “Proposals”).

Proposals:

1. To approve a share exchange between the Company and Wilon Resources, Inc., a Tennessee corporation (“Wilon”) whereby the Company would acquire all of the outstanding shares of Wilon and hold Wilon as a wholly-owned subsidiary.  For each share of common stock of Wilon to be exchanged, the Company would issue one share of the Company’s common stock plus one warrant to purchase one additional share of common stock of the Company at an exercise price of $.25 (25 cents) per share to be exercisable for a period of 5 years from the date of issue.

2. To approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to US Natural Gas Corp.

3. To approve an amendment to the Company’s Articles of Incorporation to delete Article 8 thereof, which states “all of the shares of the Company may be subject to a Shareholders’ Restrictive Agreement.”  No such agreement was ever entered into by the shareholders and there is no current intent to enter into any such agreement at the present time.

The Company’s shareholders approved each of the Proposals with 16,611,138 votes for and 0 votes against. The shareholders for Wilon approved Proposal #1 with 27,843,109 votes for and 0 votes against.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adventure Energy, Inc.
Date: March 25, 2010	By:	/s/ Wayne Anderson
Wayne Anderson
President